Exhibit 10.14

MASTER LICENSE AND SERVICE AGREEMENT

THIS MASTER LICENSE AND SERVICE AGREEMENT (“Agreement”) by and between [***], L.L.C., a Delaware limited liability company (“Licensor”) and BOX.NET, INC., a Washington corporation (‘Customer”) is entered into as of this 17th day of March, 2008.

1.	SERVICES; TERM; PAYMENT

1.1 General. Customer shall, for the applicable Term (as defined below), license the Space (as defined below) in the Building (as defined below) from Licensor, and pay all amounts under this Agreement in connection therewith, and license and pay for the applicable Services (as defined below) to be provided to Customer pursuant to the terms of this Agreement. Licensor shall provide the applicable Services to Customer, to the extent expressly set forth in any Addendum (as defined below). Order Form (as defined below) or other document executed by Licensor and Customer in connection herewith, subject to and in accordance with the provisions of this Agreement.

“Term” is defined as the term of this Agreement with respect to a particular Service or the Space, as applicable, as set forth in an Addendum, Order Form and/or any other agreement executed by Customer and Licensor in connection with this Agreement. “Building” is defined as that certain building at [***], together with all appurtenances, common areas and parking facilities relating thereto. “Space” is defined as the portion, if any, of the Building made available to Customer, as expressly specified in the Addendum or Order Form, or other agreement executed by Licensor and Customer in connection with this Agreement, as applicable, including, without limitation, any applicable cage, cabinet., conduit space and/or innerduct space; Customer accepts the Space “As Is”, “With All Faults”, -without any representations or warranties”. “Services” is defined as all services, to the extent expressly set forth in the applicable Addendum, Order Form or other agreement executed by Licensor and Customer in connection with this Agreement, such as colocation services, power. MDF services (e.g., cross-connections), remote hands services, and Any2 IX Subscriber services. Customer shall not be entitled to contract directly with any utility for Services or otherwise in connection with the Building or this Agreement.

“Addendum” is defined as any Addendum mutually executed by Licensor and Customer in connection with this Agreement. Any Addendum shall be deemed a part of this Agreement and all obligations and liabilities of Customer under this Agreement shall fully apply to all matters set forth in any Addendum. In the event of conflict between the terms of this Agreement and the terms of any Addendum, the terms of the applicable Addendum shall control. “Order Form” means any work order form mutually executed by Licensor and Customer in connection with this Agreement. Any Order Form shall be deemed a part of this Agreement, and all obligations and liabilities of Customer under this Agreement shall fully apply to all matters set forth in any Order Form. In the event of conflict between the terms of this Agreement or the terms of any Addendum and an Order Form, the terms of this Agreement and/or the Addendum, as applicable, shall control.

[***]	Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2 Term. Upon the expiration or earlier termination of the Term with respect to a particular Service, Licensor may discontinue such Service. If Customer holds over in the Space (i.e., continues to use or occupy the Space after the expiration or earlier termination of the term of this Agreement with respect to the Space), the same shall be from month-to-month only, and shall not constitute a renewal or an extension, and, in such case, Customer shall pay Licensor monthly License Fees (as defined below) equal to one-hundred ten percent (110%) of the monthly License Fees in effect during the final month of the term of this Agreement for the Space, in addition to all other amounts (including, without limitation, Service Fees) payable by Customer in connection with this Agreement. Nothing contained herein shall be construed as consent by Licensor to any holding over or to any use of the Space or Services after the expiration or earlier termination of the term of this Agreement.

On the expiration or earlier termination of this Agreement, Customer shall remove from the Space and Building all Customer Equipment (as defined below) and shall return the Space to Licensor in the same condition as it was when delivered to Customer, ordinary wear and tear excepted. “Customer Equipment” means the equipment placed by or on behalf of Customer in the Space and/or Building (including, without limitation, cabling and wiring and contents belonging to Customer that are placed in any conduit or innerduct that is part of the Space). Without limiting the foregoing, unless otherwise designated by Licensor in its sole absolute discretion, upon the expiration or earlier termination of the term of this Agreement, Customer shall immediately remove all wiring and cabling and shall promptly repair all damage resulting from such removal. If Customer does not remove the Customer Equipment (or any other items) as required by this Agreement. Licensor may, without limiting any other rights or remedies, remove and store the same, at Customer’s expense.

“License Fees is defined as the fees for the license of the Space, as identified in the applicable Addendum and/or Order Form and/or other documents executed by Customer and Licensor in connection herewith, as applicable. “Service Fees” is defined as the fees for Services, as identified in the applicable Addendum and/or Order Form and/or other documents executed by Customer and Licensor in connection herewith, as applicable.

1.3 Payment. Customer shall pay all Service Fees, License Fees, and all other monthly recurring amounts in connection with this Agreement, in advance, on the first day of each month, without demand, setoff or deduction. Except to the extent otherwise specified in this Agreement, any amounts payable by Customer that are not monthly recurring amounts, shall be paid by Customer within thirty (30) days after Customer’s receipt of invoice; provided, however, any Non-Recurring Fees set forth in the Addendum(s) attached hereto shall be paid by Customer to Licensor concurrently with Customer’s execution of the applicable Addendum. Under no circumstances shall Customer be entitled to any refund of any Non-Recurring Fees, including, without limitation, in connection with any termination of this Agreement. If Service Fees, License Fees or other amounts payable by Customer are not paid within five (5) business days from when due, a late fee of three percent (3%) of the overdue amount shall be due and payable by Customer. The parties agree that it would he impracticable or extremely difficult to fix Licensor’s actual damages in the event of a late payment. Such charges for late payments are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Licensor’s rights or remedies under any other provision of this Agreement. All payments to Licensor are exclusive of all applicable taxes, fees or levies, now or in the future imposed on the transaction or the delivery of Services, all of which Customer shall pay in full as invoiced by Licensor, provided that Customer will not be responsible for Licensor’s income taxes.

1.4 Security Deposit. If a security deposit is required from Customer pursuant to an agreement mutually executed and delivered by Customer and Licensor (e.g., a mutually executed and delivered Addendum), such deposit shall secure the compliance of Customer with the terms of this Agreement, and shall be in the amount indicated on the applicable Addendum or Order Form or other agreement executed by Licensor and Customer. Such security deposit shall be delivered to Licensor concurrently with Customer’s execution and delivery of this Agreement. Notwithstanding any provision of this Agreement to the contrary, Licensor shall have the right to retain and/or apply that portion of the security deposit necessary to pay for any overdue amounts, damages incurred by Licensor for Customer’s breach of this Agreement or Default or any other damages caused by Customer or any of the Customer Parties (as defined in Section 5 below). Customer shall immediately replenish any security deposit to the extent applied or used by Licensor. Licensor shall not be required to keep the security deposit in trust, segregate it or keep it separate from Licensor’s general funds, but Licensor may commingle the security deposit with its general funds and Customer shall not be entitled to interest on such deposit.

2.	SPACE; CUSTOMER EQUIPMENT; CONNECTIONS

2.1 Installation. The layout, contents and weights of the Customer Equipment shall be subject to the prior written consent of Licensor (not to be unreasonably withheld or delayed). Customer shall, at Customer’s sole cost and expense, comply with all of Licensor’s and Licensor’s engineers’ floor load requirements affecting the Space and/or Building (as such requirements may be reasonably modified by Licensor from time to time) and shall, at Customer’s sole cost and expense, comply with all requirements of Licensor and Licensor’s engineers with respect to the floors, ceilings, walls, structure and systems of the Space and/or Building. Customer shall not cause or permit any Hazardous Material (as defined below) to enter or be brought, kept or used in or about the Space and/or Building. “Hazardous Material” means any hazardous or toxic material, or other material which is or becomes regulated by any applicable governmental authority.

2.2 Access and Use. Licensor shall have access to the Space in the event of emergency, as may be required by law, to perform repairs or improvements (without obligation to do so) to perform Services, or, upon reasonable prior notice to Customer, to show or inspect the Space. Customer may use the Space only for purposes of maintaining and operating Customer Equipment in a manner reasonably acceptable to Licensor. Customer shall not use the Space for general office use or for any other purpose. Customer shall not interfere with the use or operations of the Building by Licensor, or other customers, occupants, licensees, invitees or designees of Licensor. No improvements or alterations to the Space or Building (including, without limitation, any installation of contents in any conduit and/or innerduct that is part of the Space) shall be performed by Customer unless approved in writing by Licensor (in its sole and absolute discretion), and Customer shall not cause or allow any liens to be imposed upon the Building or any of Licensor’s property.

Without limiting the foregoing, (a) Customer shall at its sole cost and expense, comply at all times with all laws, rules, regulations, codes and ordinances and matters of record which may be in effect from time to time (including, without limitation, those set forth by the Federal Communications Commission): and (b) Customer shall obtain and maintain at all times, at its sole cost and expense, all necessary or required approvals, permits, certificates and licenses, and Licensor shall have no obligation in connection with the same. Customer shall not use any apparatus, machinery, device or equipment which may cause any substantial or unreasonable noise or vibration. Customer shall not distribute leaflets or other advertising material in the Building. Licensor does not guarantee the security of the Customer Equipment or the Space or Building, and Licensor shall not be liable for any inability, failure or mistake in doing so. Customer shall provide to the Building manager any keys or any other means necessary to access the Space and Customer Equipment during emergencies.

Notwithstanding anything to the contrary set forth in this Agreement except to the extent expressly set forth in an Addendum or Order Form, Customer shall not be entitled (A) to access or use outside of the Space (if any) any conduits, innerducts, shafts, risers, fiber, wiring or cabling; (B) to use or access any portion of the Building outside of the Space (if any); (C) to make connections with any other customer or other party in the Building; (D) to have any conduits, innerducts or connections “stop-off” in any room outside of the Space (if any) or any portion of the Building outside the Space (if any); or (E) to use or consume any power, electricity, water, gas or other utilities or services. Without limiting any other rights and remedies of Licensor, in the event of a material breach of the preceding sentence and Customer’s failure to cure such breach within 3 business days of written notice from Licensor describing such breach. Customer shall be obligated to pay to Licensor without offset or deduction, within ten (10) business days after demand, the Unjust Enrichment Charge. The “Unjust Enrichment Charge” means one hundred twenty-five percent (125%) of the amount that Licensor determines, in good faith, that it would charge an unaffiliated third-party customer for the item in question for the period of time during which the use or access, as applicable, occurred. Notwithstanding anything to the contrary set forth in this Agreement, unless and to the extent otherwise agreed to in writing by Licensor (in its sole and absolute discretion). Licensor shall have no obligation to provide any electricity, power, water, gas, other utilities or janitorial (or cleaning) services.

2.3 Cross-connections. If Customer is entitled to cross-connections under this Agreement, then Customer shall follow the procedures and rules set forth in this Agreement, and shall pay Licensor’s standard charges for the cross-connections, as specified and modified by Licensor from time to time. Notwithstanding anything to the contrary set forth herein, Customer shall not have any right to perform cross-connections, except to the extent agreed to in writing between Customer and Licensor (but in any event, subject to the consent of all parties to whom Customer wishes to connect). Except to the extent otherwise designated by Licensor in writing, all cross-connections by Customer shall be via the MUX and/or MDF Rooms then offered by Licensor and no cross-connections shall be performed in any other manner or location, unless otherwise designated by Licensor in writing.

2.4 Relocation. Licensor shall have the right, for legitimate business purposes, to relocate the Customer Equipment and/or Space upon at least twenty (20) days prior written notice to Customer. In connection with any such relocation, Licensor shall use commercially reasonable efforts to minimize disruption with Customer’s use of the Services, and Customer shall cooperate in good faith with Licensor to facilitate such relocation. Licensor shall be responsible for the reasonable, out-of-pocket costs paid by Customer to unaffiliated third parties in connection with such relocation. Notwithstanding the foregoing, if such relocation is due to interference of Customer Equipment, Customer shall be responsible for the costs of such relocation.

3.	INSURANCE

3.1 Customer Minimum Insurance Levels. Customer shall, at its sole cost and expense, procure and maintain the following insurance during the term of this Agreement: (a) comprehensive general liability insurance in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence and Three Million Dollars (S3.000.000.00) in the annual aggregate for bodily injury arid property damage and personal injury coverage, covering the insuring provisions of this Agreement; and (b) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), in an amount equal to the full replacement value new without deduction for depreciation of all Customer Equipment and other property of Customer in the Building and/or Space. Such insurance shall be with insurers reasonably acceptable to Licensor: shall have commercially reasonable deductibles: shall name Licensor and its lenders, lessors and managers as additional insureds (Licensor and such additional parties shall be referred to herein as the “Additional Insureds”); shall provide that Customer’s insurance is primary and that any insurance carried by Licensor or any other Additional Insured is excess and non-contributing: and shall provide that such insurance cannot be canceled or modified upon less than thirty (30) days prior written notice to Licensor. Prior to any installation of Customer Equipment in the Space (or any other access to the Space) and prior to any expiration date of the insurance policies, Customer will furnish copies of certificates which evidence that Customer has obtained and maintains the insurance coverage required hereunder. Customer shall carry and maintain, at Customer’s sole cost and expense, increased amounts of the insurance required to be carried by Customer pursuant to this Section 3.1 and such other reasonable types of insurance coverage and in such reasonable amounts as may be reasonably required by Licensor from time to time. Customer shall require that its contractors (and any subcontractors) and any other party performing work for Customer, carry and maintain, and provide evidence thereof to Licensor, insurance policies evidencing insurance reasonably acceptable to Licensor, including, without limitation, Builder’s Risk insurance and commercial general liability insurance, in amounts reasonably acceptable to Licensor.

3.2 Waiver of Subrogation. Licensor and Customer hereby waive and shall cause their respective property insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, members, affiliates, beneficiaries, partners, officers, directors, agents, employees and lenders, for any loss or damage that may occur to Licensor or Customer or any party claiming by, through or under Licensor or Customer, as the case may be, with respect to any Customer Equipment or the Space or Building, including ail rights of recovery, claims, actions or causes of action arising out of the negligence of Licensor or the negligence of Customer which loss or damage is (or would have been, had the property insurance required by this Agreement been carried) covered by property insurance.

4.	NO LEASE OR EASEMENT

This Agreement (including, without limitation, any Addenda and any Order Forms) is a services agreement and does not constitute a lease, sublease or easement of or with respect to real property. Customer acknowledges and agrees that it has been granted only a limited license to use the Space, and to obtain the Services, as applicable, in accordance with this Agreement. Licensor reserves the right to lease and/or license other portions of the Building to other parties for telecommunications purposes, or for any other purposes, including, without limitation, parties that may be direct competitors of Customer, engaging in the same business at the Building as is being engaged in by Customer in the Space or Building. Licensor makes no representations or warranties regarding the makeup of the licensees or other occupants in the Building, or the business to be conducted in the Building by any other party. Licensor shall be free, in its sole and absolute discretion, to enter into leases, licenses and other agreements with respect to the Building and/or Services, with any parties, and on any terms, that Licensor desires. Except with respect to Customer’s right to use the interior of any applicable cabinet or cage constituting the Space under this Agreement (specifically excluding conduits and innerducts, the use of which shall be on a non-exclusive basis, except as may be expressly set forth to the contrary in any applicable Addendum or Order Form executed by Licensor in connection herewith), all rights of Customer, and all Space and Services, shall be on a non-exclusive basis (and Customer expressly acknowledges that Licensor. Licensor’s designees, other customers, licensees and/or third parties may also be using such applicable Space and/or Services, as designated by Licensor from time to time).

5.	INDEMNIFICATION

Except to the extent caused by Licensor’s negligence or willful misconduct. Customer shall and does hereby indemnify, defend, protect and hold harmless Licensor and its officers, members, partners, affiliates, representatives, lenders, directors, principals, managers and employees, together with all of their respective successors and assigns (together with Licensor, collectively, the –“Indemnified Parties”), from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, and losses (including, but not limited to, reasonable attorneys’ fees and costs) resulting from any claim, suit, action, or proceeding brought by any third party against any Indemnified Party alleging (a) the infringement or misappropriation of any intellectual property right or other unlawful or illegal wrongdoing by Customer or its customers, members, affiliates, partners, representatives, officers, directors, principals, licensees, invitees, representatives, employees, agents and/or sublicensees, and their respective successors and assigns (together with Customer, collectively, the “Customer Parties”); (b) injury or property damage caused by any of the Customer Parties; (c) any negligence or willful misconduct by any of the Customer Parties; (d) any breach of this Agreement by Customer; and/or (e) the use by any of the Customer Parties of the Space or Building. This Section 5 shall survive the expiration or earlier termination of this Agreement.

6.	MAINTENANCE AND REPAIR; DAMAGES

6.1 Maintenance and Repair. Customer shall, at its sole cost and expense, maintain and repair the Space and Customer Equipment in good condition and repair, in accordance with industry standards, ordinary wear and tear excepted and shall be responsible for all costs and expenses relating to the maintenance and/or repair of the Space and/or Customer Equipment. If

Customer or any of the Customer Parties damages any portion of the Building or Space, or any equipment of Licensor or any customer, licensee, invitee, lessor, lender, occupant or designee of Licensor, then Customer shall be responsible for the costs incurred in connection therewith, payable within thirty (30) days after written request.

6.2 Damages. Licensor’s liability arising out of or relating to this Agreement shall be subject to the other terms of this Agreement and shall in no event exceed the amounts paid by Customer to Licensor for License Fees under this Agreement. Each of the covenants, undertakings and agreements of Licensor are made and intended not as personal covenants, undertakings and agreements of any of the indemnified Parties, or for the purpose of binding any of the Indemnified Parties personally, and that no personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against any of the Indemnified Parties. Notwithstanding anything to the contrary contained in this Agreement. Licensor (and the other Indemnified Parties) shall not, under any circumstances, be liable for any consequential, indirect, punitive, exemplary or special damages of’ any nature, or for any loss of data, lost revenues, lost profits, loss of business or anticipatory profits, regardless of the form of action, whether in contract, tort (including, without limitation, negligence), strict liability or otherwise. Neither Licensor nor any of the other Indemnified Parties makes any express and/or implied warranties of any kind, including, but not limited to, warranties of fitness for a particular purpose, merchantability, noninfringement of intellectual property rights and title, or any warranties arising from a course of dealing, usage, or trade practice.

6.3 Damage to Customer Equipment. In the event Customer damages the Space, Customer shall, at its sole cost and expense, repair the Space to the state it was in prior to the damage. Licensor assumes no liability for, and Customer hereby releases Licensor and the Indemnified Parties for, any damage to, or loss of, any Customer Equipment resulting from any cause (except Licensor’s own willful misconduct or gross negligence). In any event, Licensor and the Indemnified Parties shall not, under any circumstances, be liable for any damage resulting from any type of conduct if such loss is covered by Customer’s insurance. Licensor shall not be liable for lost data or software.

7.	DEFAULT; REMEDIES

7.1 Default. The term -Default” is defined as any of the following items (a) through (f): (a) the failure by Customer to pay Service Fees, License Fees or other amounts due under this Agreement for five (5) business days after written notice that such Service Fees, License Fees or other amounts (as applicable), are due; (b) any material interference by Customer with the business or equipment of any other customer, licensee or occupant in the Building for two (2) business days after Licensor’s delivery of written notice to Customer: provided, however, if Licensor shall deliver three (3) notices of interference within any twelve (12) month period, then there shall be no cure period and a Default shall be deemed to have occurred; (c) with respect to any material breach not described in (a) or (b) above, or (d) through (f) below, the failure by Customer to cure such breach within thirty (30) days after receipt of written notice of such breach from Licensor; (d) the filing by Customer of a voluntary petition in bankruptcy or commences any voluntary proceeding relating to insolvency, receivership, liquidation, or composition or assignment for the benefit of its creditors; (e) Customer becomes the subject of an involuntary petition, in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition or assignment for the benefit of creditors if such petition or proceeding is not dismissed within thirty (30) days of filing; or (f) any “Default” specified elsewhere in this Agreement.

7.2 Licensor Remedies. In the event of a Default, Licensor shall have the right to exercise all of its available rights and remedies at law and in equity. Without limiting any other right or remedy available to Licensor, Licensor, at its sole election, shall have the right to (a) terminate this Agreement (and any Addenda. Order Forms and/or any other agreement between Customer and Licensor), and (b) require that Customer pay to Licensor, within ten (10) days of Licensor’s delivery• of its notice of such election, an amount equal to one-hundred percent (100%) of the Service Fees, License Fees and all other amounts payable for all of the remaining applicable term of this Agreement. All rights and remedies of Licensor shall be cumulative and not alternative and shall be in addition to all rights and remedies given to Licensor by law or at equity, and the exercise of one or more rights or remedies shall not impair Licensor’s right to exercise any other right or remedy. If Customer fails to perform any act to be performed under this Agreement. Licensor may, but shall not be obligated to, without waiving or releasing Customer from any obligations of Customer, perform such act on Customer’s part. All sums so paid by Licensor shall be paid to Licensor by Customer within thirty (30) days after demand.

7.3 Licensor Default. Licensor shall not be in default under this Agreement unless Licensor fails to perform obligations required of Licensor within ten (10) days after written notice is delivered by Customer to Licensor specifying the obligation which Licensor has failed to perform: provided, however, that if the nature of Licensor’s obligation is such that more than ten (10) days are required for performance, then Licensor shall not be in default if Licensor commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Customer hereby waives the benefit of any laws granting it the right to perform Licensor’s obligations, and Customer shall not be entitled to perform any of Licensor’s obligations.

8.	MISCELLANEOUS PROVISIONS

8.1 Casualty/Condemnation. Licensor may terminate this Agreement by written notice to Customer in the event (a) the Building is materially damaged by fire, windstorm, tornado, flood or by similar causes, whether or not the Space or Services are affected, and one or more of the following conditions are present: (I) in Licensor’s reasonable judgment, the repairs cannot be accomplished within 120 days after the date of discovery of the damage, provided that Licensor terminates all similarly situated license agreements for which Licensor has a termination right, (ii) any lender or lessor of Licensor requires that this Agreement be terminated, or (iii) the damage is not fully covered by Licensor’s insurance, or (b) all or any portion of the Building is taken by eminent domain (and Licensor shall retain all eminent domain proceeds).

8.2 Force Majeure. This Agreement and the obligations of each party hereunder shall not be affected or impaired because either party is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of Force Majeure Event and each party’s obligations under this Agreement shall be forgiven and suspended by any such Force Majeure Event. “Force Majeure Event” is defined as any cause beyond each party’s reasonable control or anticipation, including, without limitation, acts of war, acts of God, terrorism, earthquake, hurricanes, flood, fire or other casualty, embargo, riot, sabotage, labor shortage or dispute, governmental act, insurrections, epidemics, quarantines, inability to procure materials or transportation facilities, restrictive governmental laws or regulations, condemnation, failure of the Internet or other reason that is beyond the reasonable control of either party.

8.3 Governing Law; Attorneys’ Fees. This Agreement shall be governed by the laws of the State in which the Building is located. In any action or proceeding arising in connection with this Agreement, Licensor and Customer consent to the jurisdiction of any competent court within the County in which the Building is located. In any action to enforce this agreement, the losing party shall pay the successful party a reasonable sum for attorneys’ fees and costs in such suit.

8.4 Severability: Waiver. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to any law or regulation, the remaining provisions of this Agreement will remain in full force and effect. A party shall not be deemed to waive any of their rights or remedies under this Agreement unless such waiver is in writing and signed by the party to be bound. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default.

8.5 Assignment. This Agreement and the rights accorded Customer under this Agreement (including, without limitation, any Addenda or Order Forms), are personal to Customer and may not be assigned, sub-licensed, or otherwise transferred by Customer (each a “Transfer”) in any fashion, regardless of whether such an arrangement is characterized as an assignment, a sublicense, a colocation agreement or any other agreement, without the prior written consent of Licensor, which consent may not be unreasonably withheld by Licensor. Licensor may require any transferee to execute documentation reasonably acceptable to Licensor in connection with the applicable Transfer, including, without limitation, an assumption agreement whereby the transferee assumes all of Customer’s liabilities, duties and obligations under this Agreement. In any event, no Transfer shall relieve or release Customer of its obligations, duties or liabilities under this Agreement. Whether or not Licensor consents to any proposed Transfer, Customer shall pay Licensor’s reasonable attorney’s fees incurred by Licensor in connection with the proposed Transfer, within thirty (30) days after written request by Licensor. Notwithstanding anything to the contrary in this Agreement, Licensor may, in its sole and absolute discretion, assign this Agreement and/or delegate its obligations under this Agreement in whole or in part without obtaining the consent of Customer or any other party. Upon request of Licensor, Customer shall attorn to Licensor’s transferee upon any transfer and to recognize such transferee as the licensor under this Agreement.

8.6 Notices. Any notice or communication required or permitted to be given under this Agreement may be delivered by hand, sent by overnight courier, sent by United States certified mail, return receipt requested, or sent by facsimile, at the addresses set forth in the Addendum(s) or at such other address as may hereafter be furnished in writing to the other party. Such notice will be deemed to have been given as of the date it is delivered.

8.7 Entire Agreement; Counterparts. This Agreement (including, without limitation, all applicable Addenda and Order Forms) constitutes the complete and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. This Agreement may be executed in counterparts, each of which, when combined, shall constitute one agreement.

8.8 Binding Effect; Relationship of Parties. Subject to Section 8.5 above, this Agreement will bind and inure to the benefit of each party and each party’s successors and permitted assigns. There shall be no third party beneficiaries to this Agreement. The parties are independent of one another and this Agreement will not create any partnership, joint venture, employment, franchise or agency between Licensor and Customer.

8.9 Delivery of Certificate. Customer shall, within ten (10) business days’ prior written notice from Licensor (but only in connection with a sale, financing, transfer, lease or similar transaction), deliver to Licensor a signed statement certifying the following information, (but not limited to the following information in the event further information is reasonably requested by Licensor): (i) that this Agreement is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Agreement, as modified, is in full force and effect): (ii) the dates to which the Service Fees, License Fees and other charges are paid in advance, if any; (iii) the amount of Customer’s security deposit, if any; and (iv) acknowledging that there are not any uncured defaults on the part of Licensor under this Agreement (including, without limitation, all Addenda and Order Forms), and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Licensor under this Agreement (including all Addenda and Order Forms), or specifying such defaults, events or conditions, if any are claimed. Any such statement may be relied upon by any prospective purchaser or encumbrancer of Licensor. Customer’s failure to deliver such statement within such ten (10) business day period shall, after a 3-day written reminder notice, constitute a Default.

8.10 Subordinate Agreement. Customer agrees that, notwithstanding anything to the contrary in this Agreement, this Agreement shall be subject and subordinate to any mortgage, deed of trust, ground lease and/or Master Lease of Licensor and to any renewals, modifications, consolidation, refinancing, and extensions thereof, whether existing or future. Customer acknowledges that (a) Licensor may be a master tenant under a master lease agreement (the “Master Lease”) with the owner of the Building (or other applicable party) (the “Master Landlord”) with respect to certain portions of the Building, (b) the Space may be leased by Licensor, as tenant, from the Master Landlord, as landlord, and Licensor’s interest in the Space and Building may be that of lessee, rather than owner, and (c) the Master Landlord may, from time to time, encumber the Building (and/or the land on which the Building is located) with mortgages, deeds of trust and/or other similar security agreements. The foregoing provisions of this Section 8.10 are hereby declared to be self-operative and no further instrument shall be required to effect such subordination of this Agreement; provided, however, Customer shall, within ten (10) days after Licensor’s written request therefor, execute, acknowledge and deliver any documents reasonably requested by Licensor to assure the subordination of this Agreement to any of the same. Notwithstanding the foregoing, if any Master Landlord or the holder of any such mortgage or deed of trust advises Licensor that they desire or require this Agreement to be prior and superior thereto, upon written request of Licensor to Customer, Customer agrees to promptly execute, acknowledge and deliver any documents which Licensor or such Master Landlord or holder(s) reasonably deem necessary for purposes thereof (and, in such event, Customer shall, at the request of Licensor, attorn to such party).

8.11 Other Taxes and Charges. Customer shall pay, prior to delinquency, all taxes assessed against or levied upon any Customer Equipment or any of’ Customer’s other property. In the event any or all of Customer’s personal property shall be assessed and taxed with property of Licensor and, as a result, taxes for the Building are increased, Customer shall pay to Licensor, within ten (10) days after written demand, the amount of taxes applicable to Customer’s property. Customer shall timely pay for all business License Fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Customer, as and when the same become due and before delinquency. Customer shall be solely responsible to timely pay all taxes, consignment charges, importing and exporting fees, customs charges and duties, tariffs, shipping charges, freight charges, and all other charges, taxes, fees, duties and amounts relating to importing/exporting, delivery, shipping and/or inter-country/inter-state/cross-border transfers (all of the foregoing collectively referred to herein as “Importing Charges”). Without limiting any other remedies, Licensor may, without liability, in Licensor’s sole and absolute discretion, refuse, reject and turn away delivery of Customer Equipment (and other Customer property) at or to the Building. Neither Licensor nor any other Indemnified Party shall be responsible for any wrongful acceptance or rejection of delivery, or any wrongful payment of (or refusal to pay) Importing Charges. In the event Licensor or any other Indemnified Party incur any Importing Charges, including, without limitation, as a result of Licensor’s payment of any Importing Charges, then Customer shall reimburse the applicable party for all Importing Charges within thirty (30) days after written demand.

8.12 Parking; Signage. Licensor shall not be obligated to provide any parking. Customer shall not inscribe an inscription, or post, place, or in any manner display any sign, notice, picture, placard or poster, or any advertising matter, anywhere in or about the Space or Building.

8.13 Brokers. Customer warrants and represents that it has not had any dealings with any person or entity who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and does hereby indemnify, defend and agree to hold the Indemnified Parties harmless from and against any and all losses, liabilities, costs and expenses that Licensor may incur should such warranty and representation prove incorrect inaccurate or false. This Section 8.13 shall survive the expiration or earlier termination of this Agreement.

8.14 Confidentiality. Customer acknowledges that the content of this Agreement and any related documents are confidential information. Customer shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Customer’s financial and legal consultants.

8.15 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

8.16 Facsimile & PDF Signatures. Delivery of signatures by facsimile shall have the same force and effect as original ink signatures. Additionally, signatures delivered by electronic mail in PDF or similar scanned format shall have the same force and effect as original ink signatures.

8.17 Internet/Online Orders. Customer represents and warrants that any person completing and/or submitting and/or executing any orders or service requests on behalf of Customer by way of the Internet or other electronic or online means (including but not limited to via the Customer Resource Center) or otherwise, has the authority to do so on Customer’s behalf and any such orders or service requests shall be binding on Customer. “Customer Resource Center” is defined as any website (currently http://apps.[***].com/login.aspx) and/or any other remote electronic access by which customer may order Services for the Space; provided, however, Licensor makes no representations or warranties in connection with the Customer Resource Center, and shall have no liability in connection with the Customer Resource Center (including, without limitation, as a result of breakdowns, lost data, lost orders, failures or malfunctions). Licensor may modify, suspend or discontinue the Customer Resource Center.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CUSTOMER:

BOX.NET, INC.

By:	/s/ Aaron Levie
Name:	Aaron Levie
Its:	CEO
Date:	3/24/2008

Licensor

[***], L.L.C.

By:	/s/ Neil R. Giles
Name:	Neil R. Giles, CPM
Title:	Managing Director for [***], L.L.C., as authorized agent for [***], L.L.C. 26 March 2008
Date:

[***]	Information has been omitted and submitted separately to the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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